UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

September 28, 2006

(Date of Report; Date of Earliest Event Reported)

STEIN MART, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	0-20052	64-0466198
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Riverplace Blvd., Jacksonville, Florida 32207

(Address of Principal Executive Offices Including Zip Code)

(904) 346-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 28, 2006, Stein Mart, Inc. (“Stein Mart”) entered into a Co-Brand Credit Card Consumer Program Agreement (the “Agreement”) with GE Money Bank (“Bank”).

The Agreement establishes a co-brand revolving consumer credit card program (“Program”) which will be made available to qualified consumers. During the term of the Agreement, Stein Mart will make the Program available to its customers, including accepting and transmitting account applications and accepting the credit card in its stores. Bank will extend credit directly to cardholders under the program to finance purchases from Stein Mart, as well as from other retailers. Stein Mart will also maintain a cardholder rewards program and fund rewards redeemed by cardholders as part of that program. Bank will compensate Stein Mart as specified in the Agreement.

The initial term of the Agreement is for five years and renews automatically for successive one-year terms unless either party provides notice of termination at least 180 days prior to expiration of the initial or renewal term. The Agreement contains early termination rights of each party, including termination rights upon default or upon other specified events.

An operating committee of at least four members (at least two senior managers from Stein Mart and two from Bank) will be established to oversee the Program. The Bank will make payments to a marketing fund to be used in accordance with a mutually agreed upon marketing plan approved by the operating committee.

The foregoing summary is qualified in its entirety by reference to the full and complete terms of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and is hereby incorporated by reference into this Item 1.01.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

10.1    Co-Brand Credit Card Consumer Program Agreement by and between Stein Mart, Inc. and GE Money Bank, dated as of September 28, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEIN MART, INC.
(Registrant)

Date: October 4, 2006	By:	/s/ James G. Delfs
James G. Delfs
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

10.1    Co-Brand Credit Card Consumer Program Agreement by and between Stein Mart, Inc. and GE Money Bank, dated as of September 28, 2006.